Exhibit 99.1

newsrelease

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Contacts:
Media Steven Campanini (469) 893-6321
steven.campanini@tenethealth.com
Investors Thomas Rice (469) 893-2522
thomas.rice@tenethealth.com

Former Florida Gov. Jeb Bush Joins Tenet Board

DALLAS — April 12, 2007 — Tenet Healthcare Corporation (NYSE: THC) announced today that former Florida Gov. Jeb Bush has been appointed a director by the company’s board.  He becomes the board’s tenth member.

Bush, 54, was elected Florida’s governor in 1998 and retired in January 2007, after completing two successful terms in office.  While governor, he was instrumental in pursuing state tax cuts, reforming the state educational system and restructuring state health care programs.

“We are honored that Gov. Bush has agreed to join our board,” said Edward Kangas, the nonexecutive chairman of Tenet’s board.  “Tenet will greatly benefit from his broad knowledge of health care and his deep experience with government and regulatory issues.  His wisdom and compassion are a perfect complement to our strong, independent board.”

Gov. Bush said, “As I have researched Tenet, I have been very impressed by the company’s commitment to improving patient care as well as the board’s commitment to strong corporate governance and transparency.  I care deeply about the future of health care in this country, and I’m delighted to be affiliated with Tenet, a leading company in this field.”

Former Sen. J. Robert Kerrey (D-Neb.), chairman of the nominating and corporate governance committee of Tenet’s board, said, “All of us on the board are delighted that former Gov. Jeb Bush has chosen Tenet as the first corporate board he will join since leaving office.  I believe his decision to join us reflects the real strides the company has made in recent years to build a solid foundation for future growth based on integrity and quality.”

Trevor Fetter, Tenet’s president and chief executive officer, said, “Gov. Bush was a successful, hands-on chief executive of a very large and diverse state.  Florida is Tenet’s second largest market, and his counsel and advice on our board will be invaluable to me and to our hospital managers.”

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Gov. Bush was born in Midland, Texas, and graduated magna cum laude from the University of Texas at Austin with a bachelor’s degree in Latin American studies.  After graduation, he worked in various positions at Texas Commerce Bank in Houston and in Venezuela.  He and his family moved to South Florida in 1980, where he worked as a real estate executive.

He began his political career in 1986 as chairman of the Dade County Republican Party.  After an unsuccessful campaign for Florida governor in 1994, he formed a non-profit think tank to help influence public policy in the state before winning the governorship in 1998.

Gov. Bush will stand for election by shareholders to a one-year term as director at Tenet’s annual meeting, which will be held in Dallas on May 10.  The company will amend its recently filed proxy statement and mail supplemental information and new proxy cards to its shareholders to add Gov. Bush to the list of director nominees.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.